Exhibit 10(e)
AMENDMENT NUMBER FOUR
TO THE
HARRIS CORPORATION RETIREMENT PLAN
          WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective July 1, 2007 (the “Plan”);
          WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
          WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;
          WHEREAS, the Employee Benefits Committee desires to amend the Plan to provide that during any period in which no direction as to the investment of a participant’s account is on file, in the event that the Corporation has no record of such participant’s age, contributions made for such participant’s benefit during such period shall be invested in the Balanced Fund until such participant’s age can be determined, at which time all such contributions made for such participant’s benefit during such period shall be transferred to an age-appropriate LifeCycle Fund;
          WHEREAS, the Employee Benefits Committee desires to amend further the Plan to provide that a participant’s vested account shall be distributed in a lump sum, without the participant’s consent, upon his or her termination of employment only if the value of such vested account does not exceed $1,000 (as opposed to $5,000, as currently set forth in the Plan); and
          WHEREAS, the Employee Benefits Committee has determined that the above-described amendments are non-material.

          NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of November 6, 2008, as follows:
1.	The final sentence of Section 8.2(a) hereby is amended to read as follows:

During any period in which no direction as to the investment of a Participant’s Account is on file with the Administrative Committee (a “Default Period”), contributions made for a Participant’s benefit shall be invested in an age-appropriate LifeCycle Fund (or, if the Employers have no record of the Participant’s age, in the Balanced Fund until such Participant’s age can be determined, at which time all such contributions made for such Participant’s benefit during the Default Period shall be transferred to an age-appropriate LifeCycle Fund).

2.	Section 9.4 hereby is amended in its entirety to read as follows:
     Section 9.4. Payment of Small Account Balances. Notwithstanding any provision of Section 9.3 to the contrary and subject to Section 9.6, if a Participant’s vested Account does not exceed $1,000, then such Account shall be distributed as soon as practicable after the Participant’s termination of employment in the form of a lump sum payment to the Participant or his or her Beneficiary, as the case may be.
          APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 7th day of November, 2008.

/s/ John D. Gronda John D. Gronda, Secretary

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